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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 9, 2000, except for the third paragraph of
Note 1 as to which the date is March 22, 2000 and for the second paragraph of
Note 15 as to which the date is April 11, 2000, with respect to the consolidated financial statements of US Unwired Inc., our report dated February 9, 2000 with respect to the financial statements of Louisiana Unwired, LLC, and our report dated February 9, 2000 with respect to the financial statements of Meretel Communications, L.P., in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of US Unwired Inc. dated May 11, 2000.

                                          /s/ Ernst & Young LLP

Houston, Texas

May 9, 2000